Exhibit 99

FOR IMMEDIATE RELEASE

March 22, 2011

Cintas Corporation Announces Fiscal 2011 Third Quarter Results

CINCINNATI, March 22, 2011 — Cintas Corporation (Nasdaq:CTAS) today reported its results for the third quarter of its fiscal year 2011.  Revenue for the quarter, which ended February 28, 2011, was $937.8 million, representing an 8.8% increase compared to last year’s third quarter.  Net income increased 20.6% to $59.1 million as compared to $49.0 million in last year’s third quarter.  Earnings per diluted share for the third quarter were $0.41, a 28.1% increase over the $0.32 earnings per diluted share reported in last year’s third quarter.

Scott D. Farmer, Chief Executive Officer, stated, “Our revenue momentum of the past several quarters continued throughout our third quarter, propelled largely by improvements in sales productivity and customer retention.  Our organic growth rate, which adjusts for the impact of acquisitions, was 5.5%, up sequentially from 4.2% and 2.8% in this year’s second and first quarters, respectively.”

Mr. Farmer added, “We are pleased with our operating margin improvement, both year over year and sequentially.  A year ago, upon seeing signs of stabilization in the U.S. economy, we invested in sales resources to create revenue momentum. This fiscal year’s third quarter operating income results reflect the leveraging of this investment.”

Cintas’ balance sheet remains strong as of February 28, 2011.  Cash and marketable securities were $216.7 million.  Cintas’ current ratio was 3.4 to 1.  Total debt was $808.1 million and total debt to total capitalization was 25%.

Mr. Farmer concluded, “Based on our third quarter results and our current outlook for the remainder of the year, we are updating our guidance for fiscal 2011.  We expect our fiscal 2011 revenue to be in the range of $3.75 billion to $3.77 billion.  While not significantly impacting our third quarter earnings, the recent increase in gasoline and diesel costs could negatively impact fourth quarter earnings.  Thus, we expect our fiscal 2011 earnings per diluted share to be in the range of $1.60 to $1.63.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, disruptions caused by the inaccessibility of computer systems data, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws, the reactions of competitors in terms of price and service and the finalization of our financial statements for the three and nine months ended February 28, 2011.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2010 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Sr. Vice President-Finance and Chief Financial Officer — 513-573-4211

J. Michael Hansen, Vice President and Treasurer — 513-701-2079

Cintas Corporation

Consolidated Condensed Statements of Income

(Unaudited)

(In thousands except per share data)

	Three Months Ended
	February 28, 2011	February 28, 2010	% Chng.

Revenue:
Rental uniforms and ancillary products	$664,976	$622,458	6.8
Other services	272,851	239,354	14.0
Total revenue	$937,827	$861,812	8.8

Costs and expenses:
Cost of rental uniforms and ancillary products	$380,224	$356,750	6.6
Cost of other services	165,682	145,455	13.9
Selling and administrative expenses	283,045	275,596	2.7

Operating income	$108,876	$84,011	29.6

Interest income	$(280)	$(422)	-33.6
Interest expense	12,520	11,575	8.2

Income before income taxes	$96,636	$72,858	32.6
Income taxes	37,566	23,876	57.3
Net income	$59,070	$48,982	20.6

Per share data:
Basic earnings per share	$0.41	$0.32	28.1
Diluted earnings per share	$0.41	$0.32	28.1

Weighted average number of shares outstanding	145,303	152,869
Diluted average number of shares outstanding	145,303	152,869

	Nine Months Ended
	February 28, 2011	February 28, 2010	% Chng.

Revenue:
Rental uniforms and ancillary products	$1,980,387	$1,921,693	3.1
Other services	817,910	716,197	14.2
Total revenue	$2,798,297	$2,637,890	6.1

Costs and expenses:
Cost of rental uniforms and ancillary products	$1,129,210	$1,083,407	4.2
Cost of other services	492,847	442,234	11.4
Selling and administrative expenses	864,774	799,429	8.2
Legal settlements, net of insurance proceeds	—	23,529	N/A

Operating income	$311,466	$289,291	7.7

Interest income	$(1,252)	$(1,095)	14.3
Interest expense	36,955	36,192	2.1

Income before income taxes	$275,763	$254,194	8.5
Income taxes	99,550	94,052	5.8
Net income	$176,213	$160,142	10.0

Per share data:
Basic earnings per share	$1.19	$1.04	14.4
Diluted earnings per share	$1.19	$1.04	14.4

Weighted average number of shares outstanding	147,686	152,854
Diluted average number of shares outstanding	147,686	152,854

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	February 28, 2011	February 28, 2010
Rental uniforms and ancillary products gross margin	42.8%	42.7%
Other services gross margin	39.3%	39.2%
Total gross margin	41.8%	41.7%
Net margin	6.3%	5.7%

Depreciation and amortization	$48,547	$47,973
Capital expenditures	$54,164	$30,836

Debt to total capitalization	24.6%	24.1%

	Nine Months Ended
	February 28, 2011	February 28, 2010
Rental uniforms and ancillary products gross margin	43.0%	43.6%
Other services gross margin	39.7%	38.3%
Total gross margin	42.0%	42.2%
Net margin	6.3%	6.1%
Net margin, excluding charges	6.3%	6.6%

Depreciation and amortization	$144,292	$144,440
Capital expenditures	$142,298	$78,928

Debt to total capitalization	24.6%	24.1%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To supplement its consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides additional measures of operating results, net earnings, net margin and earnings per share adjusted to exclude certain costs, expenses and gains and losses.  The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance.  A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is shown below.

Management believes earnings per diluted share excluding the legal settlement charges provides investors pertinent information given the one-time nature of these charges.

	Nine Months Ended
	February 28, 2011	February 28, 2010	% Chng.

Income before income taxes	$275,763	$254,194	8.5

Excluding:
Legal settlements, net of insurance proceeds	$—	$23,529

Income before income taxes, excluding charges	$275,763	$277,723	-0.7
Income taxes, excluding charges	99,550	102,758
Net income, excluding charges	$176,213	$174,965	0.7

Per share data:
Earnings per diluted share, excluding charges	$1.19	$1.14	4.4

Computation of Free Cash Flow

	Nine Months Ended
	February 28, 2011	February 28, 2010

Net Cash Provided by Operations	$207,955	$429,189

Capital Expenditures	$(142,298)	$(78,928)

Free Cash Flow	$65,657	$350,261

Note:                   Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended February 28, 2011
Revenue	$664,976	$102,598	$91,195	$79,058	$—	$937,827
Gross margin	$284,752	$30,222	$37,890	$39,057	$—	$391,921
Selling and administrative expenses	$199,194	$17,839	$33,262	$32,750	$—	$283,045
Interest income	$—	$—	$—	$—	$(280)	$(280)
Interest expense	$—	$—	$—	$—	$12,520	$12,520
Income (loss) before income taxes	$85,558	$12,383	$4,628	$6,307	$(12,240)	$96,636

For the three months ended February 28, 2010
Revenue	$622,458	$94,428	$79,210	$65,716	$—	$861,812
Gross margin	$265,708	$27,915	$31,322	$34,662	$—	$359,607
Selling and administrative expenses	$201,389	$19,707	$29,260	$25,240	$—	$275,596
Interest income	$—	$—	$—	$—	$(422)	$(422)
Interest expense	$—	$—	$—	$—	$11,575	$11,575
Income (loss) before income taxes	$64,319	$8,208	$2,062	$9,422	$(11,153)	$72,858

For the nine months ended February 28, 2011
Revenue	$1,980,387	$310,167	$278,044	$229,699	$—	$2,798,297
Gross margin	$851,177	$92,724	$114,480	$117,859	$—	$1,176,240
Selling and administrative expenses	$609,289	$57,215	$100,967	$97,303	$—	$864,774
Interest income	$—	$—	$—	$—	$(1,252)	$(1,252)
Interest expense	$—	$—	$—	$—	$36,955	$36,955
Income (loss) before income taxes	$241,888	$35,509	$13,513	$20,556	$(35,703)	$275,763
Assets	$2,508,299	$294,238	$358,536	$594,292	$216,705	$3,972,070

For the nine months ended February 28, 2010
Revenue	$1,921,693	$283,163	$250,768	$182,266	$—	$2,637,890
Gross margin	$838,286	$84,342	$97,144	$92,477	$—	$1,112,249
Selling and administrative expenses	$579,633	$57,570	$86,277	$75,949	$—	$799,429
Legal settlements, net of insurance proceeds	$—	$—	$—	$—	$23,529	$23,529
Interest income	$—	$—	$—	$—	$(1,095)	$(1,095)
Interest expense	$—	$—	$—	$—	$36,192	$36,192
Income (loss) before income taxes	$258,653	$26,772	$10,867	$16,528	$(58,626)	$254,194
Assets	$2,427,309	$158,229	$326,497	$495,778	$552,096	$3,959,909

Cintas Corporation

Consolidated Balance Sheets

(In thousands except share data)

	February 28, 2011	May 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash & cash equivalents	$184,731	$411,281
Marketable securities	31,974	154,806
Accounts receivable, net	416,295	366,301
Inventories, net	232,294	169,484
Uniforms and other rental items in service	373,983	332,106
Income taxes, current	13,026	15,691
Deferred tax asset	44,475	52,415
Prepaid expenses and other	26,160	22,860
Total current assets	1,322,938	1,524,944

Property and equipment, at cost, net	941,773	894,522

Goodwill	1,491,116	1,356,925
Service contracts, net	107,460	103,445
Other assets, net	108,783	89,900

	$3,972,070	$3,969,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$101,935	$71,747
Accrued compensation and related liabilities	67,396	66,924
Accrued liabilities	220,674	244,402
Long-term debt due within one year	1,631	609
Total current liabilities	391,636	383,682

Long-term liabilities:
Long-term debt due after one year	806,447	785,444
Deferred income taxes	165,271	150,560
Accrued liabilities	135,774	116,021
Total long-term liabilities	1,107,492	1,052,025

Shareholders’ equity:
Preferred stock, no par value:	—	—
100,000 shares authorized, none outstanding
Common stock, no par value:	135,276	132,058
425,000,000 shares authorized
FY11: 173,342,049 issued and 145,301,823 outstanding
FY10: 173,207,493 issued and 152,869,848 outstanding
Paid-in capital	90,462	84,616
Retained earnings	3,184,480	3,080,079
Treasury stock:	(1,002,071)	(798,857)
FY11: 28,040,226 shares
FY10: 20,337,645 shares
Other accumulated comprehensive income (loss):
Foreign currency translation	71,716	42,870
Unrealized loss on derivatives	(7,199)	(6,997)
Other	278	260
Total shareholders’ equity	2,472,942	2,534,029

	$3,972,070	$3,969,736

Cintas Corporation

Consolidated Condensed Statement of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended
	February 28,	February 28,
	2011	2010
Cash flows from operating activities:

Net income	$176,213	$160,142

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	112,126	113,834
Amortization of deferred charges	32,166	30,606
Stock-based compensation	9,813	11,323
Deferred income taxes	22,524	11,945
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(32,844)	10,785
Inventories, net	(61,620)	31,900
Uniforms and other rental items in service	(38,433)	14,223
Prepaid expenses and other	(2,418)	(240)
Accounts payable	26,974	15,167
Accrued compensation and related liabilities	241	8,414
Accrued liabilities	(40,663)	11,507
Income taxes payable	3,876	9,583

Net cash provided by operating activities	207,955	429,189

Cash flows from investing activities:

Capital expenditures	(142,298)	(78,928)
Proceeds from redemption of marketable securities	137,879	34,011
Purchase of marketable securities and investments	(23,174)	(69,819)
Acquisitions of businesses, net of cash acquired	(158,517)	(41,375)
Other	(2,845)	3,804

Net cash used in investing activities	(188,955)	(152,307)

Cash flows from financing activities:

Proceeds from issuance of debt	304,781	—
Repayment of debt	(282,755)	(464)
Dividends paid	(71,812)	—
Repurchase of common stock	(203,214)	(960)
Other	930	(394)

Net cash used in financing activities	(252,070)	(1,818)

Effect of exchange rate changes on cash and cash equivalents	6,520	1,694

Net (decrease) increase in cash and cash equivalents	(226,550)	276,758

Cash and cash equivalents at beginning of period	411,281	129,745

Cash and cash equivalents at end of period	$184,731	$406,503